Exhibit 99

Meredith Names Joseph Ceryanec VP/Chief Financial Officer

DES MOINES, Iowa, Sept. 26, 2008 -- Meredith Corporation (NYSE: MDP), one of America's leading media and marketing companies, today announced that Joseph H. Ceryanec is joining the company as Vice President/Chief Financial Officer, effective October 20, 2008.

Ceryanec, 47, has approximately 25 years of financial experience, with the majority of his career spent at McLeodUSA, a major telecommunications company. At McLeodUSA, Ceryanec held increasingly responsible positions in the financial operation over the last 12 years, including Corporate Controller, Treasurer and, most recently, Chief Financial Officer. When McLeodUSA was acquired by PAETEC Corporation -- a leader in business telecommunications -- in early 2008, Ceryanec was named President of its 13-state Central Region.

"Joe brings a strong record of financial and operating experience to the position, having served as a public company CFO and a regional president," said Meredith President and Chief Executive Officer Stephen M. Lacy. "At McLeodUSA, he took the lead role with the investment community, as well as in negotiating and executing a series of strategic acquisitions. Plus, he has a strong background in public accounting."

A Certified Public Accountant, Ceryanec worked at KPMG and Ernst & Young early in his career. Ceryanec is a 1984 graduate of the University of Iowa with a Bachelor's of Business Administration degree in Accounting. Ceryanec and his wife, LaNae, have three children.

Meredith Corporation (http://www.meredith.com) combines well-known national brands -- including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More -- with local television brands in fast growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith then uses multiple distribution platforms -- including print, television, online, mobile and video -- to give consumers content they desire and to deliver the messages of its marketing partners.

Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing. Meredith also licenses its popular brands to leading companies, including an extensive line of Better Homes and Gardens-branded home products available exclusively at Walmart.

Meredith employs approximately 3,500 people throughout the United States, including approximately 1,000 in Des Moines and 750 in New York City. Meredith's fiscal 2008 annual revenues were $1.6 billion.
Media Contact: Art Slusark VP Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com